Exhibit 99.1

BioSpecifics Announces Positive Results From Clinical Trial in
Canine Lipomas

- Announces Initiation of Larger Clinical Trial -

LYNBROOK, NY - January 6, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC; the “Company” or “BioSpecifics”), a biopharmaceutical company developing first in class collagenase-based products, today announced promising results from its study Chien-802 showing dramatic reductions in canine lipoma following injections with purified injectable collagenase. These results build upon an earlier dose escalation study from which the Company selected the dose for Chien-802. The Company also announced today the initiation of a larger clinical trial, Chien-803, for the same indication.

Canine lipomas represent a potentially large market with the current cost of treating canine lipomas on an annual basis of approximately $635 million in the United States. BioSpecifics previously announced results from a human clinical trial that demonstrated an average of 93% post treatment decrease in the size of a lipoma with a single collagenase injection in human lipoma.

“We are excited about the promising study results in lipoma and are enthusiastic about the use of injectable collagenase both in humans and in canines,” commented Thomas L. Wegman, President of BioSpecifics. “BioSpecifics is deeply committed to conducting additional clinical trials that demonstrate the potential of injectable collagenase in a range of indications. We believe that new indications have the potential to have a major impact on the market for injectable collagenase.”

About Chien-801 and Chien-802 Clinical Trials

Chien-801 was a pilot study conducted for the purpose of evaluating the use of purified collagenase for the non-surgical treatment of lipoma in six dogs. The study evaluated the appropriate dosage and frequency of injections necessary to significantly reduce the size of the lipoma. The dose administered ranged from 0.012 to 0.021 mg/cm2 which was approximately ½ to ¾ of the dose used in previous human clinical trials. Based on this dose escalation study the Company selected the dose for Chien-802.

Chien-802 was designed to evaluate the efficacy of injectable collagenase in canine lipoma in four healthy dogs with subcutaneous lipomas. Inclusion criteria required the lipoma to be benign, superficial and easily measureable. All dogs had a second lipoma that was untreated and used as a control. At 90 days post injection, in the three evaluable dogs, the lipoma size was 0%, 0% or 7% of the original size as measured by a CT scan. By contrast, the untreated lipomas were 129%, 113% and 128% of the original size at day 90. Thus, the treated lipomas showed a 97% reduction in the size of the lipoma and an increase in the size of the untreated controls of 23%. Based on the positive results from Chien-802, BioSpecifics has begun enrollment in a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy of purified collagenase for injection for the treatment of canine lipomas.

The Company’s preliminary results from an ongoing marketing survey indicate that veterinarians perform lipoma excision surgery on an average of 25 dogs per year, costing approximately $635 million annually.

The American Veterinary Medical Association estimates that 47,000 veterinarians practice on small animals. Based on the data from BioSpecifics’ survey of veterinarians, the veterinarians estimate that they would use injectable collagenase on an average of 22 dogs per year. BioSpecifics believes that the total potential market for purified collagenase for the treatment of canine lipomas could be 1 million injections in the Unites States annually.

BioSpecifics’ strategic partner, Auxilium Pharmaceuticals, Inc. (Auxilium), has the option to license development and marketing rights to this indication, which would trigger an opt-in payment and potential future milestone payments from Auxilium to BioSpecifics. If Auxilium chooses not to exercise this option, BioSpecifics plans to proceed with the development of its injectable collagenase for veterinary indications on its own.

About Chien-803 Clinical Trial

The trial will enroll 25 canines, each having two or more lipomas. To meet the primary endpoint an animal must achieve at least a 50% decrease in the drug-treated lipoma volume relative to baseline as measured by CT scan at 3 months post injection. The Company expects to announce top-line results from this trial in the second half of 2011.

Human Lipoma Study Results

BioSpecifics previously conducted an open label study evaluating the safety and efficacy of injectable collagenase in the treatment of human lipoma. Eleven of the twelve subjects completed the follow up scheduled for the trial. Patients in the study received a single injection of collagenase consisting of 1,000 units (0.058 mg) per centimeter diameter of the lipoma. Subjects were evaluated at baseline prior to the administration of study treatment and at one, three, seven and fourteen days, and one, three and six months post treatment to evaluate the overlying skin as well as the general area for untoward effects. Results showed that there was an average reduction of lipoma size of 93% post treatment at six months.

About Canine Lipomas

Lipomas are encapsulated fat deposits that occur under the skin. Lipomas that restrict motion in older dogs are a serious problem; the only proven therapy for this condition is surgical excision of the lipoma, which necessarily involves the use of general anesthesia; it has been estimated that up to 2% of sick dogs die as a complication of general anesthesia.1  Lipomas occur in 2.3% of the dog population, 2 or in approximately 1.7 million dogs in the U.S.3

1Brodbelt Vet J 2009 Dec; 182 (3): 375-6
2Lund JAVMA Vol. 214, No. 9, May 1, 1999
3U.S. Pet Ownership & Demographics Sourcebook (2007 Edition)

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe. More information about BioSpecifics may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words “believes,” “expects,” “anticipates,” “plans,” “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by the Company regarding the market potential for purified collagenase for the treatment of canine lipomas; the success of the Chien-803 trial for purified collagenase for the treatment of canine lipomas; the Company’s ability to initiate and complete clinical trials in additional indications; and other risk factors identified in the Company’s Form 10-K for the year ended December 31, 2009 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com